Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into by John M. Vecchio (“Employee”) and Diamond Offshore Management Company and its parent, subsidiaries and affiliated companies (collectively the “Company”).

WHEREAS, Employee and Company entered into that certain Employment Agreement dated December 15, 2006 (“Employment Agreement”); and

WHEREAS, Employee’s employment with the Company shall terminate effective on April 30, 2015;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Employee and Company agree as follows:

1. Separation of Employment. Employee’s employment with the Company shall end at the close of business on April 30, 2015 (“Separation Date”). Employee shall resign all officer positions with the Company at or before the Separation Date.

2. Benefits. Subject to any applicable requirements of Section 17 below, the Company shall pay or provide Employee the following:

(a)	Commencing on the Company’s first payroll period following the later of the Separation Date or Effective Date (as defined below), and continuing on subsequent regularly-scheduled payroll periods, but no less frequently than on a monthly basis, the Company will pay Employee twelve (12) months of his current base salary (for a total of $596,082.00), less withholdings and deductions in accordance with applicable law. In the event of Employee’s death prior to the full payment of such amount, the remaining unpaid amount shall be paid to Employee’s estate in a lump sum.

(b)

After the Separation Date, Employee’s eligibility for continuation of coverage under the Company’s group medical, dental and vision insurance plans normally would be governed exclusively by the continuation coverage provisions of such plans and the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Pursuant to this Agreement, however, during any portion of the period beginning on the first day of the month immediately following the Separation Date and ending two (2) years later that Employee and his spouse/family participate in a Company group medical, dental or vision insurance plan through COBRA, the full COBRA premium for such medical, dental and vision insurance coverage for Employee and his spouse/family dependents will be paid by Company promptly to insure that such insurance coverage continues without interruption or lapse of coverage; provided, however, that if the continued medical, dental and vision benefits are discriminatory so that such benefit would be taxable to Employee then the premium will be paid by Employee on an after tax basis and the Company shall reimburse Employee for such payments in each following month so that such benefits will not be taxable to the Employee under Code Section 105(h). The Company’s obligation to make COBRA payments shall be discontinued to the extent Employee is eligible to receive comparable coverage from a subsequent employer and/or except to the extent the subsequent employer’s plan does not cover the pre-existing conditions of the Employee or a previously covered member of the Employee’s family.

The Company and Employee agree that Employee’s “qualifying event” for the purposes of COBRA coverage occurs on the Separation Date. In addition, for a period of two (2) years following the Separation Date the Company will continue to provide Employee with any Company-paid life insurance covering Employee on the date hereof.

(c)	In addition to the payments set forth in Section 2(a) above, within thirty (30) days after the later of the Separation Date or Effective Date, the Company will pay Employee a one-time payment of $30,000.00, less withholdings and deductions in accordance with applicable law, in lieu of providing the Employee with Company-paid disability insurance covering Employee.

(d)	Upon the Separation Date, all unvested Stock Appreciation Rights (“SARs”) awarded to Employee shall vest, and all of Employee’s vested stock options and SARs shall be exercisable by him as provided for in the Diamond Offshore Drilling, Inc. Equity Incentive Compensation Plan (the “Option Plan”) and the Award Certificates related thereto.

(e)	In addition to the payments set forth in Sections 2(a) and 2(c) above, within thirty (30) days after the later of the Separation Date or Effective Date, the Company will pay Employee a one-time payment of $56,250.00, less withholdings and deductions in accordance with applicable law, as accrued special cash dividends applicable to unvested SARs that vest pursuant to Section 2(d).

(f)	Any amounts to which Employee is eligible under the Company’s Supplemental Executive Retirement Plan shall be paid to Employee in accordance with the terms of that plan.

(g)	The Company shall, at its sole expense as incurred, provide Employee with outplacement services for a period not to exceed twelve (12) months following the Separation Date and in a total amount not to exceed $25,000. Employee shall select the outplacement provider, subject to Company approval.

(h)	Nothing in this Agreement adversely affects any right Employee may have to: (i) base wages earned by Employee through the Separation Date, and Employee shall be paid all such wages regardless of whether Employee signs this Agreement; (ii) earned, unused vacation, which will be paid by the Company after the Separation Date; (iii) reimbursement for approved business expenses incurred by Employee through the Separation Date for which Employee has not been reimbursed; and (iv) continuation insurance coverage pursuant to the terms of Company-provided insurance plans or applicable law. Employee acknowledges that, except as set forth in this Agreement, the Company does not have, and will not have, any obligation to provide Employee at any time in the future with any payments, benefits or considerations other than those recited in Section 2 of this Agreement. Employee agrees that some of the payments and benefits described in this Section 2 are not required under the Company’s normal policies and procedures, and they provide adequate consideration for this Agreement.

3. Full General Release. Employee makes the following promises, commitments and representations to the Company in consideration for the Company’s execution of this Agreement and the performance of its terms and conditions:

Employee, on behalf of himself and his spouse, family members, heirs, successors, and assigns, hereby voluntarily, irrevocably, and unconditionally releases and forever discharges the Released Parties (defined below), individually and collectively, from any and all claims, complaints, demands, liabilities, or causes of action, of whatever kind or character, whether known or unknown or whether in law or in equity, which he now has or ever had against any of the Released Parties, in their individual, corporate of official capacities, including: (i) those claims arising out of or in any way connected with his employment by the Company and/or the Separation of that employment, (ii) those claims arising prior to the date of this Agreement, regardless of whether such claims relate to Employee’s employment by the Company, and (iii) those claims arising out of or in any way connected with any employment relationship that he now has or ever had with any of the other Released Parties and/or the Separation of any such employment relationship. Without limiting the generality of the foregoing, the claims being released by Employee include the following: any claim against any of the Released Parties under the Civil Rights Act of 1866, the Civil Rights Act of 1871, the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Texas Labor Code, any other federal, state or local statute, regulation, ordinance, law, or common law relating to employment or employment discrimination, any alleged violation of any federal, state or local statutes, ordinances or common laws, tortious or contractual wrongful discharge or conduct, fraud, negligence, gross negligence, breach of express or implied contract, vicarious liability for the torts of others. breach of the covenant of good faith and fair dealing, violation of public policy, tortious interference with contract or prospective business relations, intentional or negligent infliction of emotional distress, fraud or misrepresentation, battery or assault, invasion of privacy, failure to pay wages, stock awards, bonuses, commissions, incentive pay, benefits, vacation pay, profit sharing, severance or other compensation of any sort, and harassment, retaliation or discrimination on the basis of race, color, national original, religion, sex, sexual preference/orientation, age, handicap or disability.

This Release is not intended to apply to any pension or insured benefits, or any other equity grant for which Employee is eligible, pursuant to the terms of any employee benefit plan or stock/share option plan in which Employee is, or has been, a participant. The claims released in this Section 3 include any that Employee may have or assert against the Released Parties in any jurisdiction whatsoever.

By signing this Agreement, it is Employee’s intent to waive and release all claims and potential claims against the Released Parties, save and except a claim for unemployment benefits or any other claim that Employee cannot waive or release as a matter of law. In the unlikely event that a claim or potential claim (save and except a claim that cannot be waived or released) has been omitted from this Release, Employee hereby assigns and conveys said claims and potential claims to the Company in exchange for the Company’s obligations in this Agreement.

4. No Admission of Wrongdoing. The existence and execution of this Agreement shall not be considered as an admission of any wrongdoing liability, violation, error, or omission by Employee or the Company.

5. Knowing and Voluntary Agreement. Employee acknowledges and agrees that:

(a)	This Agreement is written in a manner that he understands. Under this Agreement, Employee is receiving things of value to which he would not otherwise be entitled to receive.

(b)	He has been permitted and offered twenty-one (21) days to consider and to sign this Agreement and he is hereby advised by the Company to consult with an attorney prior to executing this Agreement.

(c)	Notwithstanding the other provisions of this Agreement, Employee is not releasing or waiving in this Agreement any claims under the Age Discrimination in Employment Act that may arise after the date he signs this Agreement.

(d)	He has received the opportunity to review and reflect on all terms of this Agreement, and has not been subject to any undue or improper influence interfering with the exercise of his free will to execute this Agreement. He knowingly and voluntarily agrees to all of the terms set forth in this Agreement, and knowingly and voluntarily intends to be legally bound by them.

6. Effective Date. Employee has seven (7) days following his execution of this Agreement to revoke this Agreement. This Agreement will not become effective or enforceable until the seven (7) day revocation period has expired (the “Effective Date”). In the event that Employee exercises the right to revoke this Agreement, neither the Company nor Employee will have any obligations under this Agreement. If Employee chooses to revoke this Agreement, he must do so in writing addressed and delivered by email to Aaron Sobel at asobel@dodi.com and by certified mail, return receipt requested to him at the Company’s corporate address in Houston, Texas.

7. Released Parties. As used in this Agreement, the term “Released Parties” means Diamond Offshore Management Company, Diamond Offshore Drilling, Inc. and its/their past and present parent, subsidiary and affiliate companies and its and their respective: (i) predecessors and successors; and (ii) past and present employees, owners, partners, shareholders, members, directors, officers, attorneys, assigns, agents, and representatives, both individually and in their official capacities.

8. Return of Property. Employee represents that on or before the Separation Date, he shall return all Company property and documents (including copies of any documents) in his possession or control, including any building keys, laptop computer, personal digital assistant, telephone calling card(s), credit card(s), forms, files, manuals, correspondence, memoranda, notes, e-mail, plans, business records, reports, financial data or records, personnel data, contracts, contract information, training materials, product mix or recipes, lists of employees, salary and benefits information (except relating to Employee), lists of suppliers and vendors, brochures, catalogs, computer tapes and diskettes or other portable media, computer-readable files and data stored on any hard drive anywhere or other installed or portable device, passwords, data processing reports, reports or recordings in any electronic or physical format, and any and all other documents or property which Employee has obtained pursuant to or by virtue of his employment with the Company. Notwithstanding the foregoing, the Company agrees that Employee shall be entitled to: (1) keep his cell phone and current cell phone number and (2) retain personal mementos. Employee will take reasonable steps to return all paper files and delete all electronic files containing non-public Company documents, but the Company acknowledges that, given Employee’s tenure with the Company, Employee might later discover documents or data at his residence and/or on his personal computer(s), which he agrees not to use for any purpose and to immediately destroy or delete.

9. Nondisparagement.

(a)	Employee agrees that he will not make or cause to be made any oral or written statements that are derogatory, defamatory, disparaging or harmful concerning the Company, its policies or programs, or its past or present officers, directors, employees, agents, or business associates, including its past or present suppliers or vendors, or take any actions that are harmful to the business affairs of the Company and/or its employees. Employee further agrees that he will not make or cause to be made any oral or written statements regarding the Company’s Confidential Information to any third party, including the general public (for example, via postings or publications on the internet), the media, financial analysts, auditors, institutional investors, consultants, suppliers, vendors, or business associates, or agents and/or representatives of any of the foregoing, unless such statement is: (i) expressly authorized by the Company in writing, or (ii) required by law. This provision is a material and substantial term of this Agreement.

(b)	Employee shall direct any third parties seeking an employment reference for Employee to the Company’s Vice President – Human Resources, who shall only provide Employee’s dates of employment and position held and the information contained in any public release, unless Employee agrees and directs in writing that the Company can furnish additional information.

10. Cooperation/Transition.

(a)

Employee agrees to reasonably cooperate with the Company, and any of the other Released Parties in any matter related to the Company’s business or activities, as follows: (i) to be available at mutually agreeable times, personally or by telephone, as necessary, at such reasonable times and without unreasonable interference with Employee’s employment or personal activities, to provide such information and services as may be from time to time requested by the Company in connection with various matters in which Employee was involved during his employment with the Company or matters about which Employee has knowledge and expertise; except that no such services shall exceed ten (10) hours in any week and Employee’s obligation to be available for such information and services shall expire six (6) months after the Separation Date; and (ii) in all pending and future litigation (including claims asserted with administrative agencies)

involving the Company or any of the other Released Parties, which obligation includes Employee promptly meeting with counsel for the Company or the other Released Parties at mutually agreeable and reasonable times upon their request and providing testimony in court or upon deposition that is truthful, accurate, and complete, according to information known to Employee. Employee further agrees to reasonably cooperate with the Company in connection with any investigation or review by any federal, state or local regulatory authority relating to events or occurrences that transpired while Employee was employed with the Company.

(b)	If Employee receives a subpoena seeking testimony, documents or information Employee may have related to the Company or any of its affiliates, Employee or Employee’s attorney shall provide the Company with a copy of the subpoena prior to the date specified for compliance and no later than four (4) business days following Employee’s receipt of it. In addition, as soon as possible prior to the date of compliance required by such a subpoena, Employee shall notify the Company of the content of any information to be provided pursuant to such a subpoena and give the Company copies of all documents to be produced.

(c)	The Company shall reimburse Employee, upon receipt of proper documentation, for all reasonable and necessary expenses for air fare, accommodations, transportation, meals and other out-of-pocket expenses incurred by Employee in providing the cooperation requested of him pursuant to this Section 10.

11. Confidential Information. Employee agrees that, unless otherwise required by law, Employee will forever keep secret and inviolate all Confidential Information which has come into Employee’s possession, and Employee will not use the same for Employee’s own private benefit, or directly or indirectly for the benefit of others, and Employee will not disclose such Confidential Information to any other person. If Employee is legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Employee shall provide the Company with prompt prior written notice of such legal requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 11. In any event, Employee may furnish only that portion of the Confidential Information which Employee is advised by legal counsel is required, and Employee shall exercise Employee’s best efforts to obtain an order or assurance that confidential treatment will be accorded such Confidential Information that is disclosed. For purposes of this Agreement, all confidential or proprietary information concerning the business and affairs of the Company, including all trade secrets, knowhow and other information generally retained on a confidential basis by the Company concerning its products, methods, know-how, techniques, systems, software codes and specifications, formulae, inventions and discoveries, business plans, pricing, product plans and the identities of and the nature of the Company’s dealings with its employees, suppliers and customers, whether or not such information shall, in whole or in part, be subject to or capable of being protected by patent, copyright or trademark laws, shall constitute “Confidential Information.” Notwithstanding anything contained herein which may be to the contrary, the term “Confidential Information” does not include any information which is excluded or excepted from the Employee’s obligations in Article 4.6 of the Employment Agreement. Consultant will not disclose to any person (other than his tax, legal and financial advisers who have a need to know) the terms of this Agreement without the prior written consent of the Company.

12. Agreement Not to Solicit Employees/Former Employees. Employee acknowledges and re-affirms his agreement in Article 4.7 of his Employment Agreement that for a period of two (2) years after his Separation Date, Employee shall not, directly or knowingly indirectly, either as an executive, employer, independent contractor, consultant, agent, principal, partner, stockholder, officer, director, or in any other individual or representative capacity, either for his own benefit or the benefit of any other person or entity: (a) solicit, recruit, induce, entice, encourage or in any way cause any officer, or manager reporting to such officer, holding such position at the time Employee ceases to be an employee of Company and who is or was an employee of Company (or affiliate) within the six (6) months prior to Employee’s Separation of employment with Company or thereafter to terminate his/her employment with Company (or such affiliate); or (b) directly solicit for hire, directly entice for hire, hire, or directly recruit any officer, or manager reporting to such officer, toolpusher, rig superintendent or offshore installation manager (OIM) holding such position at the time Employee ceases to be an employee of Company and who is or was an employee of Company within the six (6) months prior to Employee’s separation of employment with Company or thereafter.

13. Agreement Not to Compete. Employee covenants and agrees that for a period of one (1) year after his Separation Date, Employee shall not, individually or jointly with others, directly or indirectly, perform services for, prepare or take steps to prepare to perform services for, or otherwise have any involvement with, in each case, whether as an officer, director, partner, consultant, security holder, owner, employee, independent contractor or otherwise, any entity that competes (whether directly or indirectly) with the Company or its Subsidiaries in the Business (as hereinafter defined) in the world as of the date of the Separation Date (any such entity, a “Competitor”); provided, however, that Employee may in any event own up to a 2% passive ownership interest in any public entity or through a private, non-operating investment vehicle and may become employed by or otherwise affiliated with a Competitor if Employee works in a business unit thereof that does not compete with the Company or any Subsidiary in connection with the Business and Employee does not communicate about the Business with any employee in a business unit of such Competitor that does so compete with the Company or any of its Subsidiaries. For purposes hereof, the term “Business” shall mean the offshore oil and gas drilling business. Upon the written request of Employee, the Company’s President will reasonably determine whether a business or other entity constitutes a “Competitor” for purposes of this Section 13; provided that the President may require Employee to provide such information as the Company reasonably determines to be necessary to make such determination; and provided, further that the current and continuing effectiveness of such determination may be conditioned upon the accuracy of such information, and upon such other factors as the Company may reasonably determine.

14. Breach Causing Irreparable Harm. The terms of this Agreement are contractual and not merely recitals. Employee agrees that a breach by Employee of Sections 11, 12 or 13 of this Agreement will result in irreparable harm to the Company, and as such, upon such breach, without limiting the Company’s right to seek injunctive relief allowed by law in a court of competent jurisdiction, the Company may pursue a claim against Employee for any damages suffered by Company as a result of such breach. Employee’s agreements in Section 12 and 13 shall be extended for the period of time which Employee violates one or more of these agreements and/or during any period during which the Company appeals from an order refusing to enforce any of these agreements or covenants. The tolling or extension period shall not exceed twelve (12) months under any circumstances.

15. Reliance; Complete Agreement; Modification. Employee and the Company acknowledge that in executing this Agreement they have not relied on any statements, promises or representations made by the other party except as specifically memorialized in this Agreement. This Agreement constitutes the complete agreement of the parties on or in any way related to the subject matter addressed herein. The parties further agree that this Agreement supersedes the Employment Agreement unless otherwise stated herein. Additionally, Article 5.11 of the Employment Agreement is incorporated by reference into this Agreement only insofar as it prohibits employee from seeking employment with the Company in the future. This Agreement cannot be modified or rescinded except upon the written consent of both Employee and the Company.

16. Severability. If any provision of this Agreement is held to be unenforceable, such provision shall be considered to be distinct and severable from the other provisions of this Agreement, and such unenforceability shall not affect the validity and enforceability of the remaining provisions. If any provision of this Agreement is held to be unenforceable as written but may be made enforceable by limitation, then such provision shall be enforceable to the maximum extent permitted by applicable law. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

17. Governing Law; Venue; Jury Waiver. The Company and Employee agree that the law of Texas, without regard to conflicts of law principles, shall exclusively govern any disputes between the parties, including the validity, interpretation, and effect of this Agreement, as well as any other disputes arising out of or relating to the employment of Employee by the Company. In the event of any dispute between them, including any disputes arising out of this Agreement, Employee’s employment with the Company, and work for the Company, the parties agree to exclusive, mandatory and sole jurisdiction and venue in Houston, Texas. The parties agree and consent to have all such disputes resolved by a judge in the courts of Harris County, Texas. The Company and Employee hereby consent to the exclusive jurisdiction and venue there. The Parties hereby waive all challenges to personal jurisdiction and venue of such courts, including the claim or defense that such courts or locale constitute an inconvenient forum. The parties agree that any disputes between them shall be adjudicated by a judge and, therefore, the parties waive a trial by jury.

18. Code Section 409A.

(a)	Deferred Compensation. To the extent any payments or benefits under this Agreement constitute deferred compensation subject to Code Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively “Section 409A”), this Agreement shall be administered, interpreted and construed to comply with the requirements of Code Section 409A. The portion of any payment or benefit under this Agreement that is paid within the short-term deferral period or is otherwise exempt from Code Section 409A will not be treated as nonqualified deferred compensation and will not be aggregated with other nonqualified deferred compensation plans or payments to the extent permitted under Code Section 409A.

(b)	Separate Payments and Payment Timing. Payment dates provided for in this Agreement will be deemed to incorporate grace periods that are treated as made upon a designated payment date within the meaning of Code Section 409A and Treas. Regs. §1.409A-3(d).

(c)	General Section 409A Provisions. If Employee or the Company determines that any payments or benefits payable under this Agreement intended to comply with Code Section 409A and do not comply with Section 409A of the Code, Employee and the Company agree to amend this Agreement, or take such other actions as Employee and the Company deem reasonably necessary or appropriate, to comply with the requirements of Section 409A of the Code (and any applicable relief provisions), while preserving the economic agreement of the parties. If any provision of the Agreement would cause such payments or benefits to fail to so comply, such provision will not be effective and will be null and void with respect to such payments or benefits, and such provision will otherwise remain in full force and effect.

All payments considered nonqualified deferred compensation under Section 409A and the regulations thereunder will be made on the date(s) provided herein and no request to accelerate or defer any payment under this Section will be considered or approved for any reason whatsoever, except as permitted under Section 409A. Notwithstanding the foregoing, amounts payable hereunder which are not nonqualified deferred compensation, or which may be accelerated pursuant to Section 409A, such as distributions for applicable tax payments, may be accelerated, but not deferred, at the sole discretion of Company.

To the extent required to comply with Section 409A, all references in this Agreement to Separation of employment or Separation mean Employee’s “separation from service” as that term is defined in Section 1.409A-1(h) of the Treasury Regulations.

(d)	Reimbursements and In-Kind Benefits. If any coverage (whether provided before or after Employee’s Separation of employment) under medical, dental, disability and/or life insurance plan, or the provision of any other benefit or perquisite, results in in-kind benefits or reimbursements to Employee that are (x) taxable for federal income tax purposes and (y) deferred compensation subject to Section 409A, then such in-kind benefits or reimbursements shall be subject to the following rules:

(i)	The in-kind benefits to be provided, or the amounts to be reimbursed, shall be determined pursuant to the terms of the applicable benefit plan, and shall be limited, in addition to any other applicable limitations, to Employee’s lifetime and the lifetime of Employee’s eligible dependents.

(ii)	The amounts eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year.

(iii)	Any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

(iv)	Employee’s right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.

(e)	Specified Employee Status. If Employee is a specified employee (within the meaning of Code Section 409A) on the date of his separation from service, any payments made with respect to such separation from service under this Agreement, and other payments or benefits under this Agreement that are subject to Section 409A of the Code, will be delayed in order to comply with Section 409A(a)(2)(B)(i) of the Code, and such delayed payments or benefits will be paid in a lump sum upon expiration of such six (6) month period with all accrued interest calculated from the Date of Separation until such lump sum payment and equal to the average six (6) month U.S. Treasury Rate for the year six-month period measured from the date of Employee’s separation from service. Any remaining payments and benefits due under the Agreement will be paid as otherwise provided in the Agreement

(f)	Amounts Subject to Release. To the extent any amount payable hereunder is considered nonqualified deferred compensation subject to Section 409A and the period during which Employee has discretion to execute or revoke a release straddles two (2) taxable years of Employee, then the Company will commence the payments and/or benefits in the second of such taxable years, and Employee may not, directly or indirectly, designate the calendar year of any such payment.

Each of the undersigned acknowledges that he/it (a) has read and fully understands all the terms and conditions of this Agreement, (b) has had sufficient time to consider this Agreement and to consult about it with an attorney, and (c) is signing it knowingly, voluntarily and willingly. This Agreement is effective once signed by all the parties and can be executed in multiple identical counterparts and via email and fax. Unless the context expressly requires otherwise, when used in this Agreement, the words “includes” and “including” are not limiting and shall be interpreted as if the phrase “without limitation” immediately followed any such word.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date specified below.

Date: 30 March 2015	/s/ John M. Vecchio
John M. Vecchio
Employee

DIAMOND OFFSHORE MANAGEMENT COMPANY

/s/ Aaron Sobel
Name: Aaron Sobel
Title: Vice President Human Resources